EXHIBIT 99.1


[Certified Mail - Return Receipt Requested]

Interplay Productions, Inc.
16815 Von Karman Avenue
Irvine, CA  92606
Attention:  President

        Re:    NOTICE OF TERMINATION FOR GOOD REASON

        This shall constitute my notice to you of my resignation as a director, Chairperson of the Board of Directors, Chief Executive Officer and any and all such other positions or employment or otherwise with Interplay Entertainment Corp. ("IEC") for Good Reason pursuant to and in accordance with Section 4(c) of my Employment Agreement dated as of November 2, 1999 (the "Agreement").

        While I was away on my honeymoon in September, IEC actively removed all operational duties and set up "special committees" specifically to work around my duties. And as you know, I would have resigned my position months ago but for our efforts over the past few months at reaching agreement on the Consulting Agreement, which would have included terms for my resignation. Additionally, I was specifically asked not to resign so IEC could conclude its business negotiations with Vivendi without disruption.

        The Good Reason which is the cause of this resignation includes several events including, but certainly not limited to those significant events listed below which have either removed me from my duties set forth on Exhibit A of the Agreement or are materially inconsistent with such duties:

        o I have been effectively removed from any ability to supervise the legal and contractual affairs of IEC. For example, marketing and legal have now been told to report to Herve Caen and Nathan Peck instead of me. In addition, a special committee ("the operating committee") has been formed to which I must report. This is inconsistent with most, if not all, of the "Duties of Executive" set forth in Exhibit A to my Employment Agreement.

        o I have been deprived of virtually any role in setting global corporate strategy and development of corporate relationships. For example, IEC has audit rights with respect to Virgin Interactive Entertainment, which is its European distributor. Titus owns 100% of Virgin. IEC has been attempting to audit the books of Virgin, as we all believe that Virgin owes IEC money. Virgin has refused to let our auditors into the offices for nearly a year. When Titus took over IEC I left instructions for my people to continue to try and get access; however, Herve Caen and Nathan Peck have instructed my people that they would not let the audit happen. Another example is that without my approval, Titus Interactive SA took $1 million from IEC's account after Vivendi has made a large payment to IEC. In sum, for quite some time, I have not had any supervisory control or meaningful input as to corporate strategy.

        o I have been stripped of virtually all supervision of internal and external product development activities of the company. All the department heads report to Herve Caen and Nathan Peck, and IEC has started work on new "titles" which I know nothing about and have not been consulted.

        Therefore, I am tendering my resignation now which resignation is effective as of the 10th business day from the date hereof, as provided under
Section 4(c) of the Agreement. In light of my disagreements described above concerning the operations, policies and practices of IEC, which form the basis of my resignation, I request that my disagreements be publicly disclosed.

Sincerely,

/s/ Brian Fargo

Brian Fargo

Cc:
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, CA  92660
Attention:  K.C. Schaaf, Esq.

Akin, Gump, Strauss, Hauer & Feld, LLP
2029 Century Park East
Suite 2600
Los Angeles, CA  90067
Murray Markiles, Esq.